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Emma Jo Kauffman

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DOLLAR GENERAL REPORTS INCREASED JULY SALES; OPENS 61 NEW STORES; ANNOUNCES SECOND QUARTER CONFERENCE CALL

GOODLETTSVILLE, Tenn. – August 5, 2004 – Dollar General Corporation (NYSE: DG) today reported total retail sales for the July four-week period ended July 30, 2004, equaled $552.6 million compared with $494.3 million last year, an increase of 11.8 percent. Same-store sales for the July period increased 3.6 percent.  The average customer purchase in July was approximately $8.31 compared to $8.27 in the same period last year.  Customer transactions in same-stores increased approximately 3.2 percent.

July sales by major merchandise category were as follows:

	FY 2004	FY 2003	Est. Same-Store
	Percent of Sales	Percent of Sales	Sales Change
Highly Consumable	65%	64%	+6%
Seasonal	15%	15%	+2%
Home Products	11%	12%	-8%
Basic Clothing	9%	9%	+5%

For the thirteen-week period ended July 30, 2004, Dollar General total retail sales increased 11.2 percent to $1.8 billion from $1.7 billion for the thirteen-week period ended August 1, 2003.  Same-store sales for the thirteen-week period increased 3.2 percent.

For the 26 weeks ended July 30, 2004, Dollar General total retail sales increased 11.3 percent to $3.6 billon from $3.2 billion in the same period a year ago.  Same-store sales for the 26 weeks increased 3.1 percent.

New Store Openings

The Company opened 61 Dollar General stores in 22 states during the four-week period ended July 30, 2004.  The Company closed two Dollar General stores during the period.  Year-to-date, the Company has opened 418 Dollar General stores and two Dollar General Markets and has closed 41 Dollar General stores.

Earnings Conference Call Information

Dollar General is scheduled to announce earnings for the second quarter ended July 30, 2004, on Thursday, August 26, 2004.  The Company will host a conference call on Thursday, August 26, 2004, at 10 a.m. EDT to discuss the quarter’s results.  The security code for the conference call is “Dollar General.”  If you wish to participate, please call (334) 260-2280 at least 10 minutes before the conference call is scheduled to begin.  The call will also be broadcast live online at www.dollargeneral.com. A replay of the conference call will be available until 5 p.m. EDT on Thursday, September 9, online or by calling (334) 323-7226.  The access code for the replay is 40954 and the pass code is 86362.

About Dollar General

Dollar General is a Fortune 500® discount retailer with 7,079 neighborhood stores as of July 30, 2004.  Dollar General stores offer convenience and value to customers by offering consumable basic items that are frequently used and replenished, such as food, snacks, health and beauty aids and cleaning supplies, as well as a selection of basic apparel, housewares and seasonal items at everyday low prices.  The Company store support center is located in Goodlettsville, Tennessee. Dollar General’s Web site can be reached at www.dollargeneral.com.

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